Exhibit 99.1


                 Gastar Exploration Announces Farm-In
               of Additional Australian CBM Properties


    HOUSTON--(BUSINESS WIRE)--July 12, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) announced today that it has entered into a Farm-In Agreement with Eastern Star Gas Limited ("ESG") under which Gastar will earn a 35% working interest in the PEL 433 and adjoining PEL 434 properties located in New South Wales ("NSW"). Under the terms of the Farm-In Agreement, Gastar will pay the costs of a two core-hole program and the related costs of the evaluation of the coal reservoirs intersected by the core-holes. ESG is the operator of PEL 238 and will serve as operator of PEL 433 and PEL 434.

    PEL 433 is located south of PEL 238 where Gastar and ESG are developing their Gunnedah Basin Gas Project (Coal Seam Gas Joint Venture), targeting independent certification of proved and probable
(2P) gas reserves by year-end 2007. ESG expects to commence the two core-hole drilling program during July on PEL 433 to evaluate coal seam gas potential. The core-holes will evaluate the coal seam gas potential of the Hoskissons Coal Seam within the Late Permian Black Jack Coal Measures.

    Coal evaluation core hole drilling completed during the 1970s and 1980s by the NSW Government has already identified the distribution and thickness of the coal measures within PEL 433. The Hoskissons Coal Seam is believed to be thick (approximately 6 meters) and widely distributed within the eastern part of PEL 433. However, there has been no previous coal seam gas exploration and evaluation work in the area, and thus there is no information on gas content, gas composition or coal permeability. The aim of the PEL 433 core-hole program is to gather this additional information to evaluate the potential coal seam gas resource in the area.

    The most prospective coal seam gas area within PEL 433 underlies the Central Ranges Natural Gas Pipeline that links Dubbo with Tamworth and joins with the larger Moomba-Sydney Gas Pipeline. This gas pipeline would enable gas sales within the region and potentially to Sydney and surrounding markets.

    J. Russell Porter, Gastar's President & CEO, stated, "The addition of these two properties is a logical extension of our joint venture activities on PEL 238. This agreement aligns both parties' joint venture interests within PEL 238, PEL 433 and PEL 434 for coal seam gas development in the Gunnedah Basin. Eastern Star Gas has done an excellent job of drilling and testing the PEL 238 pilots, and we are excited to join them on these licenses. Based on the known extent and thickness of the coals on PEL 433, we believe there is significant gross reserve potential on the license."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the Deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238) and Gippsland Basin (EL 4416) located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007, with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


    CONTACT: Gastar Exploration, Ltd.
             J. Russell Porter, rporter@gastar.com
             Michael A. Gerlich, mgerlich@gastar.com
             713-739-1800
             FAX: 713-739-0458
             www.gastar.com